Date: March 11, 2019
To: U.S. Premium Beef Unitholders
From: Stanley D. Linville, CEO
Subject: National Beef Packing Company, LLC., Acquires Iowa Premium, LLC

National Beef Packing Company, LLC (National Beef), today announced it has approved a transaction that will result in it owning 100% of the ownership interests in Iowa Premium, LLC, (IP). The transaction is subject to customary conditions, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, and is expected to close in the second quarter of 2019.

Iowa Premium, located in Tama, Iowa employs over 800 people and processes approximately 1,100 head of Black Angus fed cattle per day.  The company is well known for marketing high quality beef products worldwide under several proprietary brands including Iowa Premium Angus® and Est. 8 Angus®.

"I am excited to expand our beef operations with a processing facility in Iowa and we look forward to strengthening IP's relationships with the family farmers who produce the highest quality Black Angus cattle in the U.S.", said Tim Klein, President and CEO, National Beef, in making the announcement. "Iowa Premium fits perfectly with our value-based marketing strategy as we continue to provide our customers with the very best beef products and programs."

We are very excited for the opportunity this provides U.S. Premium Beef members from Iowa, and surrounding states. We are proud of the relationships and partnerships we have built with beef producers the past 21 years, and will look forward to adding the Tama, Iowa facility to our family. We have dealt with many Iowa beef producers over the years, and are very familiar with the type and high quality of beef produced in proximity to the Tama facility.

In addition to the acquisition of the facility in Tama, Iowa, National Beef recently announced the company has acquired Ohio Beef USA, LLC, effective February 28, 2019. Ohio Beef USA, LLC, is a beef patty production facility located in North Baltimore, Ohio.  The company was established in early 1970, and was formerly part of Marfrig's Keystone Foods business.

The acquisition of Ohio Beef LLC furthers strengthens National Beef's strategy to continue growth in its value-added product portfolio and capabilities. The company has more than 200 employees.